As filed with the Securities and Exchange Commission on
              December 15, 1997
                               Registration No. ________

             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549
                     ___________________

                          FORM S-8
                   REGISTRATION STATEMENT
                            UNDER
                 THE SECURITIES ACT OF 1933
                     ___________________

                    THE MACERICH COMPANY
   (Exact name of registrant as specified in its charter)
                     ___________________

    Maryland                               95-4448705
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)         Identification No.)

      233 Wilshire Boulevard, Suite 700, Santa Monica,
                      California 90401
          (Address of principal executive offices)

 THE MACERICH COMPANY DEFERRED COMPENSATION PLAN FOR
            SENIOR EXECUTIVES (AS AMENDED AND
        RESTATED EFFECTIVE AS OF JANUARY 1, 1997)
               (Full title of the plan)

                      Arthur M. Coppola
            President and Chief Executive Officer
 233 Wilshire Boulevard, Suite 700, Santa Monica,
                   California 90401
           (Name and address of agent for service)
                     ___________________

Telephone number, including area code, of agent for service:
                       (310) 394-5333

              CALCULATION OF REGISTRATION FEE

                                   Proposed    Proposed
                                   maximum     maximum
Title of            Amount         offering    aggregate       Amount of
securities          to be          price       offering        registration
to be registered    registered     per unit    price           fee

Deferred            $14,000,000    100%<2>     $14,000,000<2>  $4,242.42
Compensation
Obligations<1>

___________

<1> The Deferred Compensation Obligations being registered
    are general unsecured obligations of The Macerich Company to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of The Macerich Company Deferred Compensation Plan for Senior Executives (As Amended and Restated Effective as of January 1, 1997).

<2> Estimated solely for the purpose of determining the
    registration fee.


                           PART I

                 INFORMATION REQUIRED IN THE
                  SECTION 10(a) PROSPECTUS


       The documents containing the information specified in
Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                           PART II

                 INFORMATION REQUIRED IN THE
                   REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents of The Macerich Company (the
"Company") filed with the Securities and Exchange Commission are incorporated herein by reference:

  (a) Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1996;

  (b) Quarterly Reports on Form 10-Q for the Company's quarters ended March 31, June 30, and September 30 of
       1997;

  (c)  Current Report on Form 8-K for an event dated June 20,
       1997;

  (d) Current Report on Form 8-K, as amended by Form 8-K/A, for an event dated August 6, 1997; and

  (e) The description of the Company's Common Stock contained in its Registration Statement filed on Form
       8-A, dated March 9, 1994, as amended on Form 8-K, dated August 5, 1994, and any other amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.


ITEM 4.     DESCRIPTION OF SECURITIES

       The Macerich Company Deferred Compensation Plan for Senior Executives (As Amended and Restated Effective as of January 1, 1997) (the "Plan") provides a select group of management or highly compensated employees (the "Eligible Employees") of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (the "Participants") in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

       Each Participant may elect to defer up to 50% of his or her salary and/or up to 100% of his or her bonus (reduced by the amount he or she could have deferred under any 401(k)
plan), if any, payable with respect to a particular Plan Year. A Participant's salary deferrals are credited to the Participant's bookkeeping account ("Cash Deferral Account") maintained under the Plan. Each Participant's Cash Deferral Account is credited on a monthly basis with a deemed rate of earnings.

       With certain exceptions, Deferred Compensation Obligations will be paid after the Participant's Payment Eligibility Date, which is the first day of the month immediately following the day on which the Participant terminates employment or dies. The Participant may elect to receive (i) a cash lump-sum payment payable upon a specified date before or after the Payment Eligibility Date; (ii) a cash lump-sum payment payable upon the later of some specified date or the Payment Eligibility Date; (iii) a specified number of monthly installments, not to exceed 180, commencing on the later of a specified date or the Participant's Payment Eligibility Date.

       No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

       The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. However, the Company reserves the right to amend or terminate the Plan at any time.

       The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries and bonuses. The duration of the Plan is indefinite. The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

       Not Applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The MGCL permits a corporation formed in Maryland to include in its charter a provision eliminating or limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) active and deliberate dishonesty established by a final judgment as being material to that cause of action or (ii) actual receipt of an improper benefit or profit in money, property or services.
The Company's Charter has incorporated such a provision which limits such liability to the fullest extent permitted by the MGCL.

       The Charter authorizes the Company to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify and advance reasonable expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain
(a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws or partnership agreement and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The bylaws also (i) permit the Company to provide indemnification and advance expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the applicable bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

       The Partnership Agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent that indemnification is provided to officers and directors of the Company in the Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent that liability of officers and directors of the Company is limited under the Charter.

       The Company and the Operating Partnership have entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify the Company's officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related reasonable expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company and the Operating Partnership must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors' and officers' liability insurance. Although this form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and the Bylaws of the Company and the Partnership Agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors, by the stockholders or by the partners of the Operating Partnership to eliminate the rights it provides.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

       Not applicable.

ITEM 8.     EXHIBITS

       See the attached Exhibit Index.

ITEM 9.     UNDERTAKINGS

  (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i)      To include any prospectus
            required by Section 10(a)(3) of the Securities
            Act of 1933 (the "Securities Act");

                     (ii)      To reflect in the prospectus
            any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                     (iii)     To include any material
            information with respect to the plan of
            distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
            Statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new regis-tration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on 12/11/97, 1997.




                     By:  /s/ Arthur M. Coppola
                          Arthur M. Coppola
                          Its:      President and Chief
                                    Executive Officer



                      POWER OF ATTORNEY

       Each person whose signature appears below constitutes and appoints Arthur M. Coppola, Thomas E. O'Hern and Richard A. Bayer, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



  SIGNATURE                TITLE                     DATE


/s/ Mace Siegel          Chairman of                 12/10/97
Mace Siegel              the Board
                         of Directors


/s/ Dana K. Anderson     Vice Chairman               12/10/97
Dana K. Anderson         of the Board of
                         Directors and Chief
                         Operating Officer


/s/ Arthur M. Coppola    Director,                   12/11/97
Arthur M. Coppola        President and
                         Chief Executive
                         Officer (Principal
                         Executive Officer)


/s/ Edward C. Coppola    Director,                   12/10/97
Edward C. Coppola        Executive Vice
                         President and Director
                         of Acquisitions


/s/ James S. Cownie        Director*                 12/10/97
James S. Cownie


/s/ Theodore S. Hochstim   Director                  12/10/97
Theodore S. Hochstim



/s/ Fred S. Hubbell        Director                  12/10/97
Fred S. Hubbell


                           Director                  ________________
Stanley A. Moore


/s/ William P. Sexton      Director*                 12/10/97
Dr. William P. Sexton


/s/ Thomas E. O'Hern     Senior Vice                 12/11/97
Thomas E. O'Hern         President, Chief
                         Financial Officer,
                         and Treasurer
                         (Principal Financial
                         Officer and Principal
                         Accounting Officer)


________________
*Member of Compensation Committee

                        EXHIBIT INDEX

Exhibit
Sequentially
Number           Description                                Numbered Page

4.1              The Macerich Company Deferred
                 Compensation Plan for Senior Executives.

4.2              The Macerich Company Deferred
                 Compensation Plan for Senior Executives
                 Initial Election Agreement.

4.3              The Macerich Company Deferred
                 Compensation Plan for Senior Executives
                 Annual Election Agreement (included
                 in Exhibit 4.2).

5.               Opinion of Ballard Spahr Andrews &
                 Ingersoll (opinion re legality).

23.1 Consent of Coopers & Lybrand LLP (Consent of Independent Accountants).

23.2             Consent of Ballard Spahr Andrews &
                 Ingersoll (included in Exhibit 5).

24.              Power of Attorney (included in this
                 Registration Statement under
                 "Signatures").
